Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Second Quarter Ended July 8, 2012

Greenwood Village, CO — August 9, 2012 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended July 8, 2012.

Financial and Operational Results

During the Company’s fiscal second quarter 2012:

•                  Earnings per diluted share were $0.52, an increase of 8.3% compared to fiscal second quarter 2011 adjusted earnings per diluted share of $0.48.  On a GAAP basis, fiscal second quarter 2011 earnings per diluted share were $0.44. (See Schedule I)

•                  Total revenues increased 3.7% to $223.7 million; Company-owned comparable restaurant net revenues increased 0.8%

•                  Restaurant-level operating profit margin increased to 21.1% from 20.8% in the same period last year (See Schedule II)

•                  The Company opened one Red Robin’s Burger Works® and acquired one franchised restaurant.

Net income for the 12 weeks ended July 8, 2012, was $7.7 million compared to $6.9 million for the comparable period in 2011.  Fiscal second quarter 2011 net income excluding executive transition and severance expenses was $7.5 million.  See Schedule I below for a reconciliation of adjustments to net income in the fiscal second quarter of 2011.

Year to date through the Company’s fiscal second quarter 2012, net income was $18.3 million compared to $15.6 million for the comparable period in 2011.  Earnings per diluted share were $1.23, an increase of 16.0% compared to 2011 adjusted earnings per diluted share of $1.06.  On a GAAP basis, earnings per diluted share through the first two fiscal quarters of 2011 were $1.00.

“During our fiscal second quarter of 2012 we achieved year-over-year gains in restaurant revenues, earnings per share and continued expansion in our operating margins, as well as a significant improvement in guest count trends from the first quarter,” said Steve Carley, Red Robin Gourmet Burgers, Inc. Chief Executive Officer.  “While weakness in consumer confidence and the economy in general continue to create a challenging operating environment, we are encouraged by the response to the introduction of our Red’s Tavern Double™ platform, which allows us to provide burger innovation and everyday value to our guests.  We also feel good about the disciplines and processes we’ve put in place to strengthen our business, and the talent we’ve added to our operations and culinary teams to help us achieve our long-term strategic goals.”

Operating Results

Total Company revenues, which include company-owned restaurant revenues and franchise royalties, increased 3.7% to $223.7 million in the fiscal second quarter of 2012 versus $215.8 million in the same period last year.  System-wide net restaurant revenues in the fiscal second quarter of 2012 totaled $306.6 million, compared to $298.9 million in the prior year at constant currency rates.

Comparable restaurant net revenues increased 0.8% for company-owned restaurants in the fiscal second quarter of 2012 compared to the fiscal second quarter of 2011.  Guest counts increased 0.9% in the second quarter compared to a year ago while average guest check decreased 0.1%.  Year to date through the fiscal second quarter of 2012, comparable restaurant net revenues increased 0.8% compared to a year ago and were driven by a 2.5% increase in average guest check, partially offset by a 1.7% decrease in guest counts.

Average weekly net revenues in company-owned restaurants increased to $55,774 per unit in the fiscal second quarter of 2012 (3,931 operating weeks) compared to $55,551 a year ago (3,818 operating weeks).  In the Company’s franchised restaurants, average weekly net revenues per unit were $54,372 in the fiscal second quarter of 2012 (1,594 operating weeks) compared to $52,636 last year (1,648 operating weeks).

Restaurant-level operating profit margins at company-owned restaurants were 21.1% in the fiscal second quarter of 2012 compared to 20.8% in the fiscal second quarter of 2011, an improvement of 30 basis points as a result of lower utilities, supplies, maintenance and other operating costs partially offset by higher food costs and occupancy expenses.  Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Selling, general and administrative (“SG&A”) expenses were $25.6 million in the 12 weeks ended July 8, 2012, compared to $24.5 million in the same period of fiscal 2011.  SG&A in the fiscal second quarter of 2012 increased due primarily to higher stock-based compensation, gift card fees to third party vendors, gift card production and costs related to development of the Company’s new information systems.

The Company had an effective tax rate of 23.7% in the fiscal second quarter of 2012, compared to an effective tax rate of 8.8% in the fiscal second quarter of 2011.  Income tax expense in the fiscal second quarter of 2012 was $2.4 million compared to $0.7 million for the same period of 2011.

Restaurant Openings

As of the end of the fiscal second quarter of 2012, there were 331 Company-owned Red Robin® restaurants and 131 franchised Red Robin locations.  In the fiscal second quarter of 2012, the Company opened one new Red Robin’s Burger Works® in Denver and closed one company-owned restaurant in San Diego, Calif.  During the period, five franchised restaurants were sold or closed.  During the fiscal second quarter of 2012, the Company acquired a franchised Red Robin location in Clifton, N.J.  Two franchised restaurants in Canada closed, one of which was remodeled and reopened in the fiscal third quarter of 2012.  Two franchised locations in Texas that closed during the fiscal second quarter of 2012 are scheduled to reopen in the fiscal third quarter of 2012 under a different franchisee.

Balance Sheet and Liquidity

On July 8, 2012, the Company had cash and cash equivalents of $29.9 million and total debt of $135.0 million, including $10.3 million of capital lease liabilities.

During the fiscal second quarter of 2012, the Company repurchased approximately 255,000 shares of stock for $7.7 million.  Under the current board-authorized plan, $40.0 million remains available for future stock repurchases.

Year to date through the second fiscal quarter of 2012, cash from operations totaled $50.1 million compared to $54.2 million for the same period in 2011, and capital investments amounted to $27.8 million, including $3.2 million for acquisition of the franchised restaurant in Clifton, N.J., compared to $19.5 million through the fiscal second quarter of 2011.

Updated Outlook for 2012

Red Robin’s 2012 fiscal year consists of 53 weeks ending on December 30, 2012.

In fiscal 2012, the Company expects comparable restaurant net sales growth of near 0.5% compared to the prior year and to open 14 new company-owned restaurants, including four Red Robin’s Burger Works®.

Restaurant-level operating profit margins are expected to be between 20.0% and 20.5% of restaurant sales in fiscal 2012.

SG&A costs are expected to range between $108 million and $109 million including approximately $6.0 million in costs related to investments in technology infrastructure and testing of the Company’s brand transformation initiatives. The income tax rate in fiscal 2012 is expected to be between 23% and 24%.

During fiscal 2012, the Company expects approximately $60 million in capital expenditures, which will be used to open new restaurants, as well as fund restaurant and infrastructure improvements and remodeling investments.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2012 is estimated to be $0.25.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.05, and a change of $191,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal second quarter 2012 results today at 9:00 a.m. ET. The conference call number is (877) 879-6207, or for international callers (719) 325-4773.  The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast. To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from one hour after the call until midnight on Thursday, August 16, 2012.  The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers.  The conference ID is 4026897.  The webcast replay will also be available on the Company’s website until midnight on Sunday, September 30, 2012.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There currently are 466 Red Robin® restaurants located across the United States and Canada, including 329 company-owned full-size restaurants and four Red Robin’s Burger Works® locations, and 133 restaurants operating under franchise agreements.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected earnings per share and restaurant sales, new restaurant growth, future economic performance and certain statements under the heading “Updated Outlook for 2012” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “will,” “expect,” “believe,” “anticipate,” “intend,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following:  the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives; the ability to continue the strategies and achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; the uncertain general economic conditions; competition in the casual dining market and discounting by competitors; changes in commodity prices; the cost and availability of key food products, labor and energy; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the ability to fulfill planned expansion, including in both new and existing markets; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 8, 2012	July 10, 2011	July 8, 2012	July 10, 2011

Revenues:
Restaurant revenue	$219,932	$212,111	$514,574	$493,659
Franchise royalties and fees and other revenues	3,745	3,684	8,562	8,966
Total revenues	223,677	215,795	523,136	502,625

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	55,804	53,551	130,879	123,911
Labor	73,075	70,574	171,681	167,445
Operating	28,877	28,981	66,282	67,742
Occupancy	15,790	14,929	36,904	34,757
Depreciation and amortization	12,532	12,634	29,184	29,745
Selling, general and administrative	25,574	24,540	59,451	56,582
Pre-opening costs	602	1,516	1,585	2,177
Total costs and expenses	212,254	206,725	495,966	482,359

Income from operations	11,423	9,070	27,170	20,266

Other expense:
Interest expense, net and other	1,267	1,513	3,100	2,868

Income before income taxes	10,156	7,557	24,070	17,398
Income tax expense	2,408	663	5,764	1,795
Net income	$7,748	$6,894	$18,306	$15,603
Earnings per share:
Basic	$0.53	$0.45	$1.25	$1.01
Diluted	$0.52	$0.44	$1.23	$1.00
Weighted average shares outstanding:
Basic	14,607	15,263	14,609	15,399
Diluted	14,859	15,539	14,879	15,631

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	July 8, 2012	December 25, 2011
Assets:
Current Assets:
Cash and cash equivalents	$29,938	$35,036
Accounts receivable, net	9,620	14,785
Inventories	17,568	18,040
Prepaid expenses and other current assets	9,194	9,970
Income tax receivable	699	1,387
Deferred tax asset	2,611	1,429
Total current assets	69,630	80,647

Property and equipment, net	401,377	402,360
Goodwill	62,525	61,769
Intangible assets, net	38,852	38,969
Other assets, net	10,273	9,231
Total assets	$582,657	$592,976

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$13,652	$14,798
Construction-related payables	4,208	3,328
Accrued payroll and payroll-related liabilities	32,239	35,044
Unearned revenue	16,428	24,139
Accrued liabilities	20,583	19,045
Current portion of term loan, credit facility and capital lease obligations	12,941	10,132
Total current liabilities	100,051	106,486

Deferred rent	43,445	40,025
Notes payable, long-term portion	112,500	136,875
Other long-term debt and capital lease obligations	9,531	9,924
Other non-current liabilities	7,137	4,968
Total liabilities	272,664	298,278

Stockholders’ Equity:
Common stock, $0.001 par value: 30,000,000 shares authorized; 17,421,788 and 17,276,404 shares issued; 14,469,510 and 14,579,257 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 2,952,278 and 2,697,147 shares, at cost	(90,996)	(83,285)
Paid-in capital	183,129	178,111
Accumulated other comprehensive loss, net of tax	(644)	(326)
Retained earnings	218,487	200,181
Total stockholders’ equity	309,993	294,698
Total liabilities and stockholders’ equity	$582,657	$592,976

Schedule I

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and twenty-eight weeks ended July 8, 2012 and July 10, 2011, net income and basic and diluted earnings per share, excluding the effects of the severance expense, executive transition costs, and initial gift card breakage revenue recorded in first and second fiscal quarters of 2011.    The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The 2011 non-GAAP results were calculated using an assumed 11.5% normalized tax rate on income and expense items before taxes, excluding the identified items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 8, 2012	July 10, 2011	July 8, 2012	July 10, 2011

Net income as reported	$7,748	$6,894	$18,306	$15,603
Executive transition and severence expense	—	902	—	1,687
Initial cumulative gift card breakage income	—	—	—	(438)
Income tax benefit	—	(302)	—	(337)

Adjusted net income	$7,748	$7,494	$18,306	$16,515

Basic net income per share:
Net income as reported	$0.53	$0.45	$1.25	1.01
Executive transition and severence expense	—	0.06	—	0.11
Initial cumulative gift card breakage income	—	—	—	(0.03)
Income tax benefit	—	(0.02)	—	(0.02)

Adjusted earnings per share - basic	$0.53	$0.49	$1.25	$1.07

Diluted net income per share:
Net income as reported	$0.52	$0.44	$1.23	$1.00
Executive transition and severence expense	—	0.06		0.11
Initial cumulative gift card breakage income	—	—	—	(0.03)
Income tax benefit	—	(0.02)	—	(0.02)

Adjusted earnings per share - diluted	$0.52	$0.48	$1.23	$1.06

Weighted average shares outstanding:
Basic	14,607	15,263	14,609	15,399
Diluted	14,859	15,539	14,879	15,631

Schedule II

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs.   The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and twenty-eight weeks ended July 8, 2012, and July 10, 2011, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 8, 2012		July 10, 2011		July 8, 2012		July 10, 2011
Restaurant revenues	$219,932	98.3%	$212,111	98.3%	$514,574	98.4%	$493,659	98.2%

Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	55,804	25.4	53,551	25.2	130,879	25.4	123,911	25.1
Labor	73,075	33.2	70,574	33.3	171,681	33.4	167,445	33.9
Operating	28,877	13.1	28,981	13.7	66,282	12.9	67,742	13.7
Occupancy	15,790	7.2	14,929	7.0	36,904	7.2	34,757	7.0
Restaurant-level operating profit	46,386	21.1	44,076	20.8	108,828	21.1	99,804	20.2

Add — Franchise royalties and fees and other revenues	3,745	1.7	3,684	1.7	8,562	1.6	8,966	1.8
Deduct — other operating:
Depreciation and amortization	12,532	5.6	12,634	5.9	29,184	5.6	29,745	5.9
Selling, general, and administrative	25,574	11.4	24,540	11.4	59,451	11.4	56,582	11.3
Pre-opening costs	602	0.3	1,516	0.7	1,585	0.3	2,177	0.4
Total other operating	38,708	17.3	38,690	18.0	90,220	17.3	88,504	17.6

Income from operations	11,423	5.1	9,070	4.2	27,170	5.2	20,266	4.0

Interest expense, net and other	1,267	0.6	1,513	0.7	3,100	0.6	2,868	0.6
Income tax expense	2,408	1.1	663	0.3	5,764	1.1	1,795	0.4
Total other	3,675	1.7	2,176	1.0	8,864	1.7	4,663	1.0

Net income	$7,748	3.5%	$6,894	3.2%	$18,306	3.5%	$15,603	3.1%